                                                                    EXHIBIT 99.1

[THORATEC(R) CORPORATION LOGO]

            THORATEC'S ITC SUBSIDIARY ANNOUNCES AGREEMENT TO ACQUIRE IRMA(R)POINT-OF-CARE PRODUCT LINE; TRANSACTION WILL GIVE ITC A FULL LINE OF
                COAGULATION AND CRITICAL CARE POINT-OF-CARE TESTS

         (PLEASANTON, CA), July 18, 2003--Thoratec Corporation (NASDAQ:THOR), a world leader in products to treat cardiovascular disease, said today that its International Technidyne Corporation (ITC) subsidiary has entered into an asset purchase agreement to acquire the IRMA(R) (Immediate Response Mobile Analysis) point-of-care blood analysis system product line from Diametrics Medical, Inc. (OTC BB: DMED).

         ITC will pay approximately $5 million in cash and assume certain trade payables related to the assets. This transaction is subject to a number of conditions, including the approval of Diametrics' shareholders, and is expected to close later this year. The IRMA system provides intermittent testing of a broad range of critical care tests, including blood gases in the operating room or at the patient's bedside. Blood gas monitoring is performed during and after surgery to detect changes in oxygenation and ventilation. Diametrics is headquartered in Roseville, Minnesota, and introduced its first product in 1995.

         "The IRMA system represents a strong compliment to ITC's product offerings, and upon completion of this transaction, ITC will be the only company offering a full line of coagulation and critical care tests for bedside point-of-care (POC) applications," noted D. Keith Grossman, president and chief executive officer of Thoratec. "While our primary strategic focus continues to be heart failure and cardiovascular therapeutics, this product line will nicely round out the POC offering of our ITC business and add to the very successful franchise we have built there over the last couple of years."

          Grossman said the transaction is expected to be neutral to Thoratec's previous financial guidance for 2003 and neutral or slightly accretive to cash earnings in 2004. He also noted that this business is currently generating approximately $5-$10 million of annual revenue.

         "This is a superb match as both companies' product offerings are used by operating rooms, critical and intensive care units and point of care coordinators. With the completion of this transaction, ITC will be able to offer a full line of coagulation assays and critical care tests," said Larry Cohen, president of ITC.

TNR-332                                                             Continued...
                             CORPORATE HEADQUARTERS

Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

           WOBURN OFFICE                                RANCHO CORDOVA OFFICE
470 Wildwood Street, Woburn, MA 01888         945 Kilgore Road, Rancho Cordova, CA 95670
 Tel 781-932-8668   Fax 781-933-4476              Tel 916-852-2833   Fax 916-638-3216

Thoratec's ITC Subsidiary Announces Agreement to Acquire
Irma(R)Point-of-Care Product Line; Transaction will give ITC a
Full Line of Coagulation and Critical Care Point-of-Care Tests

         "The largest user of POC blood gas products is the cardiovascular operating room and ITC's Hemochron(R) blood coagulation system has the leading position for POC coagulation monitoring in that market. Combining our two offerings will strengthen ITC's presence in the POC market as IRMA has the full panel of blood gas and electrolyte tests needed for POC use, while Hemochron offers the full breadth of POC coagulation tests," he added.

         ITC is a wholly-owned subsidiary of Thoratec and develops, manufactures and markets medical devices used in three distinct segments of the medical field. The Hemochron product line provides point-of-care coagulation monitoring in operating rooms and cardiac catheterization labs. The Hemochron and ProTime(R) microcoagulation system product lines monitor the effect of oral anticoagulation with a simple-to-use instrument for point-of-care, professionals and patient self testing use. ITC is also the technology leader in precision, automated skin-incision technology and manufactures the Tenderlett(R), Tenderfoot(R) and Surgicutt(R) products for fingerstick, infant heel incision and bleeding-time measurements.

         Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec(R) VAD (Ventricular Assist System) and HeartMate(R) LVAS (left ventricular assist systems) implanted in more than 5,800 patients suffering from heart failure. Thoratec's product line also includes the Vectra(R) vascular access graft (VAG) for patients undergoing hemodialysis. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's web sites at http://www.thoratec.com or http://www.itcmed.com.

         The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risk and uncertainties, including risks related to acquisition activities, continuing analysis of the REMATCH trial data, regulatory approval processes and healthcare reimbursement and coverage policies. These factors, and others, are discussed more fully under the heading "Risk Factors," in Thoratec's 10-K for the fiscal year ended December 28, 2002, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. There forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:                       Media Contact Information:
Wayne Boylston                                      April Grefthen/Sheila Rasu
Chief Financial Officer                             FischerHealth, Inc.
Thoratec Corporation                                (310) 577-7870, ext. 165/151
(925) 847-8600                                      agrefthen@fischerhealth.com
                                                    srasu@fischerhealth.com

TNR-332

                             CORPORATE HEADQUARTERS

Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

            WOBURN OFFICE                                RANCHO CORDOVA OFFICE
470 Wildwood Street, Woburn, MA 01888         2945 Kilgore Road, Rancho Cordova, CA 95670
 Tel 781-932-8668   Fax 781-933-4476               Tel 916-852-2833   Fax 916-638-3216